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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-78471, 333-78467, 333-78469 and 333-78473) pertaining to the
1998 Employee Stock Purchase Plan, the Amended and Restated 1997 Stock Incentive Plan, the Amended and Restated 1989 Stock Option Plan and the 1998 Director Stock Option Plan of Bottomline Technologies (de), Inc. of our report dated August 2, 2000 (except for Note 12, as to which the date is August 28, 2000), with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2000.

Boston, Massachusetts
September  22, 2000

                              /s/ ERNST & YOUNG LLP